February 16, 2024

Re: Retention Bonus

Dear Ian:
DMC Global Inc. (“DMC”) recently announced a decision by the Board of Directors to consider strategic alternatives for the DynaEnergetics business. We consider your continued service and dedication to DynaEnergetics Europe GmbH (“Dyna”) essential to the continuing success of Dyna and to the strategic evaluation of the DynaEnergetics business including its potential sale (the “Dyna Project”). To encourage you to remain employed with Dyna throughout the Dyna Project, we are pleased to offer you a cash retention bonus, subject to the conditions set forth in this letter, in the aggregate amount of 400,000.00€ (the “Retention Bonus”).
Subject to the further conditions set forth below, the Retention Bonus will become earned and payable to you in the following manner: (i) 100,000.00€ will become payable upon the launch of the sales process for the Dyna Project, which shall be deemed to occur when marketing teaser materials are circulated to potential buyers (“Launch”); (ii) 100,000.00€ will become payable upon DynaEnergetics entering into a binding purchase agreement for the sale of the DynaEnergetics business (“Purchase Agreement”); and (iii) the remaining 200,000.00€ will become payable upon the closing of the transaction contemplated by the Purchase Agreement (“Closing”). Any payments due hereunder will be paid to you on the first regularly scheduled pay date after they are earned and are subject to applicable tax deductions and withholdings.
In addition, if the Closing occurs on or before December 31, 2024, you will also be eligible for an additional 25,000€ to be paid after the Closing.
Your eligibility to receive the Retention Bonus is subject to the following additional criteria:
1.You devote your best skills and efforts throughout the Dyna Project, both in the performance of your normal job duties and in supporting all aspects of the Dyna Project, including but not limited to assisting with developing marketing materials and market studies, attending meetings with potential buyers, bankers, and other third parties, completing due diligence, as well as contributing to all other facets of the Dyna Project.

2.You remain actively employed with Dyna throughout the Dyna Project. If your employment ends prior to the Retention Bonus being fully earned hereunder, you will not be eligible to receive any remaining unearned payments.

You acknowledge and agree that DMC may terminate the Dyna Project at any time in its sole and absolute discretion and that you will not be entitled to any payments hereunder that were not already previously earned.

This letter agreement contains all of the understandings and representations between DMC and you relating to the Retention Bonus and supersedes all prior and contemporaneous understandings, discussions, agreements, representations and warranties, both written and oral, with respect to any Retention Bonus; provided, however, that this letter agreement shall not supersede any other agreements between DMC and you. Any confidentiality agreement, non-disclosure agreements or any other similar agreement shall remain in full force and effect. This letter agreement may not be amended or modified unless in a writing signed by both the CEO of DMC and you.
This letter agreement and all matters arising out of it are governed by and construed in accordance with the laws of Colorado without regard to its conflicts-of-law principles. This letter agreement shall become effective as of the date of the last signature set forth below (the “Effective Date”).
Please sign and return a copy of this letter agreement to Elizabeth English at [●] on or before February 23, 2024.

Very truly yours, DMC GLOBAL INC.
By: /s/ Michael Kuta Name: Michael Kuta Title: Chief Executive Officer Date: 02/16/2024

Agreed to and accepted:
By: /s/ Ian Grieves Name: Ian Grieves Date: 02/16/2024